Exhibit 99.1

Post Holdings Completes Acquisitions of Golden Boy Foods and Dymatize Enterprises

St. Louis, Missouri – February 3, 2014 - Post Holdings, Inc. (NYSE:POST) today announced it has completed the previously announced acquisitions of Golden Boy Foods Ltd., a manufacturer of private label peanut and other nut butters, as well as dried fruits and snacking nuts, and Dymatize Enterprises, LLC, a manufacturer and marketer of premium protein powders, bars and nutritional supplements. Both acquisitions were effective on February 1, 2014.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer goods company operating in the center-of-the-store, active nutrition and private label food categories. Post’s center-of-the-store portfolio includes diverse offerings to meet the taste and nutritional needs of all families, including such favorites as Honey Bunches of Oats®, Pebbles™, Great Grains®, Post® Shredded Wheat, Post® Raisin Bran, Grape-Nuts®, and Honeycomb®. Post also offers premium healthy and organic cereal, granola and snacks through the Attune®, Uncle Sam®, Erewhon®, Golden Temple™, Peace Cereal®, Sweet Home Farm®, and Willamette Valley Granola Company™ brands. Post’s active nutrition platform aids consumers in adopting healthier lifestyles and includes the Dymatize®, Premier Protein®, Supreme Protein® and Joint Juice® brands. Post also manufactures private label cereal, granola, dry pasta, peanut butter and other nut butters, dried fruits and baking and snacking nuts, servicing the private label retail, foodservice and ingredient channels. Post is dedicated to health and wellness, offering consumers a variety of choices to meet their nutritional needs. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626